Exhibit 99.1

AmeriServ Announces Glenn Wilson As New President And CEO

JOHNSTOWN, Pa., July 28 – AmeriServ Financial Inc. (NASDAQ: ASRV) announced the appointment of Glenn L. Wilson as the President and CEO of AmeriServ Financial Inc. and its subsidiary, AmeriServ Financial Bank. Wilson will be responsible for leading the community focus of the company and guiding its commitment to help meet the unique needs of the markets that AmeriServ serves.

“Selecting an individual who can be focused on continuously improving the experience of all the AmeriServ customers, growing revenue and leveraging market opportunities was our primary goal,” said Chairman of the AmeriServ Board Craig G. Ford. “Glenn will also play a critical role in overseeing and coordinating company resources to help ensure the continuation of AmeriServ’s turnaround.”

Wilson will arrive at AmeriServ in mid-August and will replace Allan R. Dennison, who joined AmeriServ in 2004. Dennison announced his retirement earlier this year, but will remain until the transition of leadership is complete. Dennison will also continue as a director on the AmeriServ Board.

An experienced leader with more than 30 years of banking experience, Wilson has an extensive background in community banking and business lending. He served as president and CEO of Mercantile Bankshares affiliate Citizens National Bank in Laurel, MD from 2003 to 2007. At the time, Citizens National Bank included 24 branch offices serving three Maryland counties. In his most recent position, Wilson served as the Greater Maryland Region Credit Executive for PNC Bank in Laurel, MD. But Wilson points to AmeriServ’s community bank roots as the primary reason for accepting the position.

“This is an exciting time for community banks and I believe that AmeriServ is a company with a bright future,” said Wilson. “I’m glad to return to a leading community bank where you know your customers personally and are in a position to make real change for the better.”

Wilson graduated from Maryland’s Towson State University, where he graduated Magna Cum Laude with a Bachelor of Science degree in Business Management. An active community leader, he also served as past national chair for the Risk Management Association (RMA), which helps banking and nonbanking institutions identify and manage the impacts of credit risk, operational risk, and market risk on their businesses and customers.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank, AmeriServ Trust & Financial Services Company, and AmeriServ Life Insurance Company.